UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): December 17, 2009 (December 17, 2009)

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2009, Cell Therapeutics, Inc. (the “Company”) entered into individual indemnity agreements (the “Italian Indemnity Agreements”) with each of Louis A. Bianco, Christina Ann Waters and Marianna Roberts (each, an “Indemnitee” and, collectively, the “Indemnitees”) in connection with their respective roles in the closing of the Company’s Italian branch located in Bresso (MI), Via Ariosto 23 (the “Italian Branch”). The Company’s Amended and Restated Bylaws (the “Bylaws”) allow the Company to indemnify and advance expenses to an employee or agent who is not a director to the extent such indemnification or advance may, consistent with law, be provided by a general or specific action of its Board of Directors or by contract. The indemnification provided by the Italian Indemnity Agreements was approved by resolution of the Company’s Board of Directors on June 5, 2009. The Italian Indemnity Agreements are substantially the same in form and substance.

Pursuant to the Italian Indemnity Agreements, the Company has agreed to indemnify each of the Indemnitees against expenses (including attorneys fees) and certain other liabilities actually and reasonably incurred by the Indemnitee in connection with any proceeding brought against him or her or in which he or she is otherwise involved by reason of the fact that he or she is or was an officer, employee, agent or fiduciary of the Company, or is or was serving at the request of the Company as an officer, employee, agent, partner, member, trustee or fiduciary of another Enterprise, to the fullest extent permitted by applicable law, including the Washington Revised Code and the Bylaws. The Italian Indemnity Agreements also indemnify each of the Indemnitees against expenses incurred in any proceeding concerning the Indemnitee’s right to indemnification, unless a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in the proceeding was not made in good faith or was frivolous.

Indemnification under the Italian Indemnity Agreements is subject to certain limitations that prohibit the Company from indemnifying the Indemnitees for certain expenses, including, but not limited to: (i) expenses related to proceedings initiated or brought voluntarily by the Indemnitee and not by way of defense, unless the proceedings are brought to establish or enforce a right to indemnification; (ii) any amount the Indemnitee is paid pursuant to a valid and collectible insurance policy; (iii) any expenses, judgments, fines or penalties sustained in any proceeding for an accounting of profits made from the purchase or sale by the Indemnitee of securities of the Company pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, the rules and regulations promulgated thereunder and amendments thereto, or similar provisions of any federal, state or local statutory law; (iv) expenses related to a proceeding by or in the right of the Company in which the Indemnitee is adjudged liable to the Company; (v) expenses related to a proceeding by a third party charging improper personal benefit to the Indemnitee in which the Indemnitee is adjudged liable on that basis; (vi) expenses from or on account of acts or omissions of the Indemnitee finally adjudged to be intentional misconduct or a knowing violation of law, or any transaction with respect to which it is finally adjudged that the Indemnitee personally received a benefit of money, property or services to which the Indemnitee was not legally entitled; or (vii) any expenses if a court of competent jurisdiction shall finally determine that any indemnification thereunder is unlawful.

Each Italian Indemnity Agreement will terminate upon the later to occur of: (1) (a) ten (10) years after the date that the Indemnitee ceases to serve as an agent of the Company in the capacity described in the applicable agreement and (b) one (1) year after the final termination of any proceeding then pending in respect of which the Indemnitee is granted rights of indemnification or advancement of expenses under the Italian Indemnity Agreement and of any proceeding commenced by the Indemnitee to determine his or her right to indemnification thereunder; or (2) in the case a proceeding brought by a current or former employee, or his or her estate, that arises from or is in any way related to issues of such employee’s health and safety while working at the Italian Branch, (a) twenty five (25) years after the date that the Indemnitee ceases to serve as an agent of the Company in the capacity described in the applicable agreement and (b) one (1) year after the final termination of any proceeding then pending in respect of which the Indemnitee is granted rights of indemnification or advancement of expenses under the Italian Indemnity Agreement and of any proceeding commenced by the Indemnitee to determine his or her right to indemnification thereunder.

A form of the Italian Indemnity Agreements is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Form of Italian Indemnity Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: December 17, 2009	By:	/s/ LOUIS A. BIANCO
Louis A. Bianco
Executive Vice President, Finance and Administration